------                                                                                               -------------------------------
FORM 5                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0362
|_| Check box if no                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Expires:     January 31, 2005
    longer subject                                                                                    Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........1.0
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(h) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*  2.Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person(s) to Issuer
                                                                                                   (Check all applicable)
 McENTIRE    JAMES            E.           ULTIMATE ELECTRONICS, INC.                     X  Director             10% Owner
-------------------------------------------------------------------------------------    ---                  ---
 (Last)      (First)        (Middle)     3.IRS or Social Security  4.Statement for        X  Officer (give        Other (specify
                                           Number of Reporting       Month/Day/Year      --- title below)     ---         below)
                                           Person, if an entity
       C/O ULTIMATE ELECTRONICS, INC.     (Voluntary)               YEAR ENDED 1-31-03         Chief Executive Officer
       321 WEST 84TH AVENUE, SUITE A                                                         ---------------------------
-----------------------------------------                          ----------------------------------------------------------------
                (Street)                                           5.If Amendment,    7.Individual or Joint/Group Filing
                                                                     Date of Original   (Check applicable line)
                                                                     (Month/Day/Year)     X  Form filed by One Reporting Person
THORNTON     COLORADO         80260                                                      ---
-----------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                      --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------

                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1.Title of Security  2.Trans-  2A.Deemed    3.Transaction 4.Securities Acquired (A)      5.Amount of       6.Ownership  7.Nature of
  (Instr. 3)           action     Execu-      Code          or Disposed of (D)             Securities        Form:        Indirect
                       Date       tion Date   (Instr. 8)    (Instr. 3, 4 and 5)            Beneficially      Direct       Beneficial
                                  (if any)                -------------------------------  Owned at the      (D) or       Ownership
                       (Month/    (Month/                                                  End of Issuer's   Indirect     (Instr. 4)
                       Day/       Day/                        Amount  (A) or    Price      Fiscal Year       (I)
                       Year)      Year)                               (D)                 (Instr. 3 and 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01    12/31/2002  12/31/2002   G(1)(3)         525     D                   41,521.85(2)            D
par value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                                                                                              (Over)
                                                                                                                    SEC 2270 (10-02)

FORM 5 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conver-    3. Trans-   3A. Deemed   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount
   Security                sion or       action       Execu-      action       Derivative         cisable and     of Underlying
   (Instr. 3)              Exercise      Date         tion        Code         Securities         Expiration      Securities
                           Price of                   Date,       (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)
                           Deriv-        (Month/      if any                   Disposed of (D)    (Month/Day/
                           ative         Day/                                  (Instr. 3, 4,      Year)
                           Security      Year)        (Month/                  and 5)
                                                      Day/                  -------------------------------------------------------
                                                      Year)                                    Date     Expira-           Amount or
                                                                               (A)      (D)    Exer-    tion      Title   Number of
                                                                                               cisable  Date              Shares
------------------------------------------------------------------------------------------------------------------------------------
NON-EMPLOYEE DIRECTOR      $29.39       2/1/2002       N/A         A          4,000            NOTE 1   2/1/2012  COMMON   4,000
STOCK OPTION (RIGHT TO                                                                                            STOCK
BUY)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

FORM 5 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  8. Price         9. Number of         10. Ownership         11. Nature of
   Security                of               Derivative            of                    Indirect
   (Instr. 3)              Deriv-           Securities            Derivative            Beneficial
                           ative            Beneficially          Security:             Ownership
                           Security         Owned at End          Direct (D) or         (Instr. 4)
                           (Insr. 5)        of Year               Indirect (I)
                                            (Instr. 4)            (Instr. 4)
--------------------------------------------------------------------------------------------------------
NON-EMPLOYEE DIRECTOR                       4,000                 D
STOCK OPTION (RIGHT TO
BUY)
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Explanation of Responses:  Note 1:  Gift to children who do not reside in reporting person's household.
                           Note 2:  Includes 1996.85 shares of common stock purchased through the
                                    Company's Employee Stock Purchase Plan.
                           Note 3:  The reporting person disclaims beneficial ownership of all securities held by his children, and this report should not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.


                                                                                    /s/
** Intentional misstatements or omissions of facts                                ------------------------------------   -----------
   constitute Federal Criminal Violations.                                           **Signature of Reporting Person         Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB number.                                       Page 2
